EXHIBIT 99.1

Dot VN, Inc., VNNIC and Key-Systems to Host
Vietnamese Native Language Domain Name Launch in Hanoi on April 28, 2011

SAN DIEGO, CALIFORNIA – April 25, 2011, Dot VN, Inc., (http://www.dotvn.com) (OTC Trading Symbol: DTVI), an Internet and Telecommunications Company and the exclusive online global domain name registrar for the Country of Vietnam, announced today that it, along with the Vietnam Internet Network Information Center (“VNNIC”) and Key-Systems, GmbH (“Key-Systems”) will host a launch event celebrating the opening of general registrations of Vietnam’s native language internationalized domain name (“Vietnamese IDN”) on April 28, 2011.

The ceremony, hosted at VNNIC’s headquarters in Hanoi, Vietnam, marks both the launch of the Vietnamese IDN and the 11 year anniversary of the founding of VNNIC will feature key note addresses from VNNIC, Key-Systems and Dot VN with additional guests from the government, local partners and resellers and the Vietnamese national media. Additionally, the April 28th event will mark the beginning of open registrations for the newly rebranded Vietnamese IDNs.  Registrations of the Vietnamese IDN will be available through Key-Systems worldwide and domestically at www.ten.vn.

“The launch of the Vietnamese language Internet signifies Vietnam’s transition to a more mature online society,” said Dot VN CEO Thomas Johnson. “Moreover, the Vietnamese IDN will allow the over 89 million people in Vietnam and the estimated 3.7 million overseas Vietnamese, both existing internet users as well as potential Internet users deterred by the language barrier, their chance to claim their own piece of the internet in their native language.”

Historically, Vietnam’s Internet growth has proven to be incredibly strong as evidenced by the exponential increase in the number of Internet users in Vietnam. In 2000, there were 430,000 Internet users. VNNIC’s most recent statistics as of December 2010 show that there over 26.7 million Internet users, an increase of over 6,100 percent in just ten years.  Indeed, Vietnam’s remarkable growth has propelled it into the top 20 Countries in terms of Internet usage trailing only slightly behind Canada according to a recent report by Pingdom, a U.S. based website monitoring service.

“The relaunch of the Vietnamese IDN has been a truly massive undertaking,” said Dot VN President Lee Johnson. “However, with the support of VNNIC and Key-System’s cutting edge KSregistry system we believe that the impending launch of the Vietnamese IDN will spark a new explosion in the use and reach of the Vietnamese Internet.”

The Vietnam Internet Network Information Centre (“VNNIC”), (www.vnnic.net.vn) is an agency of the Ministry of Information and Communication (“MIC”) of Vietnam. VNNIC was founded on April 28, 2000, and carries out the functions of managing, allocating, supervising and promoting the use of Internet domain names, addresses, autonomous system numbers in Vietnam, providing Internet-related guidance, statistics on Internet usage, and representing Vietnam at Internet related events.

Key-Systems (www.key-systems.net/?lang=en) is one of the leading European companies for the distribution and management of domains (Internet addresses). Key-Systems administer more than 3 million Internet addresses for more than 70,000 retail and corporate customers and 1,700 resellers from more than 200 countries.  Through the three portals domaindiscount24.com, RRPproxy.net and BrandShelter.com, Key-Systems offers more than 280 top-level and second-level domain extensions for fully-automated registrations, among them country-code extensions like .DE (Germany), .IN (India) or .COM.BR (Brazil) as well as generic extensions like .COM, .NET and .ORG. With KSregistry, companies and organizations benefit from Key-Systems' conceptual and technical know-how when realizing and operating their top-level domain such as .BRAND or .COMPANY. The modern Tier III SkyWay Data Center, located at the Key-Systems headquarters in St. Ingbert (Germany), supplies worldwide companies and individuals with multi-purpose IT and telecommunication services.

About the Company:

Dot VN, Inc. (www.DotVN.com) provides innovative Internet and Telecommunication services for Vietnam and operates and manages Vietnam’s innovative online media web property, www.INFO.VN.  The Company is the “exclusive online global domain name registrar for .VN (Vietnam)and the soon to be launched Vietnamese Native Language Internationalized Domain Names (IDNs).”  Dot VN is the sole distributor of Micro-Modular Data CentersTM solutions and E-Link 1000EXR Wireless Gigabit Radios to Vietnam and Southeast Asia region.  Dot VN is headquartered in San Diego, California with offices in Hanoi, Danang and Ho Chi Minh City, Vietnam.  For more information, visit www.DotVN.com.

Forward-Looking Statements:

Statements in this press release may be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend” and similar expressions, as they relate to Dot VN or its management, identify forward-looking statements.  These statements are based on current expectations, estimates and projections about Dot VN’s business based, in part, on assumptions made by management.  These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict.  Therefore, actual outcomes and results may, and probably will, differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in Dot VN’s filings with the Securities and Exchange Commission.  Factors that could materially affect these forward-looking statements and/or predictions include, among other things: (i) our limited operating history; (ii) our ability to pay down existing debt; (iii) unforeseen costs and expenses; (iv) potential litigation with our shareholders, creditors and/or former or current investors; (v) Dot VN’s ability to comply with federal, state and local government regulations in the US and foreign countries; (vi) Dot VN’s ability to maintain current agreements with the government of Vietnam and enter into additional agreements with the government of Vietnam; and (vii) other factors over which we have little or no control.  In addition, such statements could be affected by risks and uncertainties related to product demand, market and customer acceptance, competition, pricing and development difficulties, as well as general industry and market conditions and growth rates and general economic conditions.  Any forward-looking statements speak only as of the date on which they are made, and Dot VN does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.  Information on Dot VN’s website does not constitute a part of this release.

For more information, contact:

Dot VN, Inc.
Thomas M. Johnson, Chairman and CEO
Phone: 858-571-2007 x14
Email:Inquiries@DotVN.com
Website:www.DotVN.com, en.www.INFO.VN
Register your “.vn” domains at: www.VN